News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

Media Contact: Ed Markey

330-796-8801

Analyst Contact: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

#23409pl.1206

Goodyear & USW Reach Tentative Agreement
On New Labor Contract

AKRON, Ohio, December 22, 2006 – The Goodyear Tire & Rubber Company and the United Steelworkers (USW) have reached tentative agreement on a new master contract covering about 12,600 employees at 12 tire and engineered products plants in the United States. The USW is expected to schedule ratification votes at all plants in the coming days.

The previous three-year labor agreement expired July 22, 2006. The Goodyear USW members have been on strike since October 5, 2006.

The 12 master contract plants covered by the tentative agreement are: Akron, Ohio; Buffalo, N.Y.; Danville, Va.; Fayetteville, N.C.; Gadsden, Ala.; Lincoln, Neb.; Marysville, Ohio; St. Marys, Ohio; Sun Prairie, Wis.; Topeka, Kan.; Tyler, Texas; and Union City, Tenn.

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs about 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including whether or not the members of the United

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Steelworkers ratify the terms of the proposed bargaining agreement, any action that may be taken by the company or the United Steelworkers in the event that the proposed bargaining agreement in not ratified, and the final terms and conditions of the ratified bargaining agreement.   There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements.  These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, potential adverse consequences of litigation involving the company, pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy.  Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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